Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of DropCar, Inc. on Form S3 (Nos. 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858) and Form S8 (Nos. 333-128488, 333-158232, 333-216145, 333-225790) of our report dated June 10, 2019, on our audit of the financial statements of Ayro, Inc. (formerly Austin EV, Inc.) as of December 31, 2018 and for the year then ended, which report is included in the Form 8-K filed February 7, 2020.

/s/Plante & Moran, PLLC

Plante & Moran, PLLC
Denver, Colorado
February 7, 2020